MAXXAM INC.

              TAX ALLOCATION AGREEMENT WITH BRITT LUMBER CO., INC.

                               AS OF JULY 3, 1990



          This Agreement is made as of July 3, 1990, between MAXXAM Inc. ("Parent"), a Delaware corporation, and Britt Lumber Co., Inc. ("Britt"), a California corporation.

          WHEREAS, on July 2, 1990, MAXXAM Properties Inc. acquired all of the outstanding common stock of Britt (the "Acquisition"); and

          WHEREAS, as of July 3, 1990, as a consequence of the Acquisition, Britt became a member of the affiliated group within the meaning of
     Section 1504(a) of The Internal Revenue Code (the "Code") of which Parent is the common parent corporation (the "Group"); and

          WHEREAS, Parent and Britt desire to establish a Tax Allocation Method which includes Britt. As used herein, the term "Tax Allocation Method" shall mean a method for allocating the consolidated tax liability of a group among its members and for reimbursing the group's parent for the payment of such liability.

          NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants contained herein, Parent and Britt hereby agree as follows:

          1. Britt agrees to be included in, and Parent agrees to file a consolidated Federal income tax return for all taxable years in which Parent and Britt are eligible to file consolidated returns as an affiliated group of corporations as such term is defined in Section 1504 of the Code.

          2. All elections relating to the filing of a consolidated Federal income tax return which are required or are available and the computation of the consolidated Federal income tax liability of the Group shall be made by Parent. Britt shall execute such consents and other documents as are necessary in connection therewith.

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          3.   Parent, as the common parent and agent of the Group, shall be responsible for, and shall pay, any consolidated Federal income tax liability of the Group, and has the sole right to any refunds from the Internal Revenue Service.

          4. (a) There shall be computed a Federal income tax liability for Britt for any taxable period covered by Section 6 of this Agreement (the "Applicable Period") as if (i) Britt had filed a separate return for such period and all prior Applicable Periods (taking into account all limitations which would be applicable to Britt) and (ii) Britt was never a member of the Group. In calculating such liability the separate returns shall be prepared by taking into account all inter-company transactions, including those eliminated by reason of the consolidated return Treasury Regulations.

               (b) If the foregoing calculation results in a Federal income tax liability for Britt with respect to the Applicable Period, then, in that event, Britt shall pay such computed income tax liability to Parent in such amounts and at such times as Britt would have been required to pay to the Internal Revenue Service if it were an unaffiliated corporation making separate estimated payments of tax and filing a separate tax return.

               (c) If the foregoing calculation with respect to the Applicable Period results in a net operating loss that can be carried back to a prior taxable period or periods of Britt with respect to which Britt previously made payments to Parent pursuant to the preceding paragraph (b), then, in that event, Parent shall pay Britt an amount equal to the tax refund to which Britt would have been entitled if it were an unaffiliated corporation that filed separate income tax returns in respect of all the relevant taxable periods.

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               (d)  If the foregoing calculation with respect to the
     Applicable Period results in a net operating loss that cannot be carried back to a prior taxable period or periods of Britt with respect to which Britt previously made payments to Parent pursuant to the preceding paragraph (b), then, in that event, such net operating loss shall be a net operating loss carryover to be used by Britt in computing its Federal income tax liability pursuant to the preceding paragraph (a) for future taxable periods, under the law applicable to net operating loss carryovers in general.

               (e) Any adjustment other than a net operating loss carry back described in paragraph (c) above, for whatever reason (including, without limitation, audits or amended returns), to any item affecting a calculation of tax liabilities under paragraph (a), (b), (c) or (d) above, shall be given effect by redetermining the amount payable by or due to Britt pursuant to this Agreement as if such adjustment was part of the original determination hereunder and including any interest due to or from the Internal Revenue Service as a result of such adjustment.

     5. The foregoing principles shall apply in similar fashion to any consolidated state or other local income tax return which the Group may elect or be required to file.

     6. With respect to Britt, this Agreement shall be effective for the Group's 1990 taxable period and all subsequent taxable periods (excluding any period of time in 1990 in which Britt was not a member of the Group) until the date on which (i) Britt ceases to be a member of the Group, (ii) the Group no longer remains in existence within the meaning of Treasury Regulation 1.1502-75(a), or (iii) the Group is no longer eligible to file, or is no longer eligible to join in the filing of, a consolidated return for Federal income tax purposes. Prior to or upon termination of this Agreement, the parties may enter into a new agreement, consistent with the provisions of this Agreement, taking into account, among

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     other things, to the extent applicable, the manner in which Britt ceased to be a member of the Group, the reason that the Group is no longer in existence, or the reason that Parent and Britt can no longer join in the same consolidated return.

          7. This Agreement is entered into by the parties solely in recognition of the mutual benefits resulting from filing a Federal (or state or other local) consolidated tax return. The respective amounts of tax liability allocated to Parent and Britt for purposes of computing such corporations' earnings and profits for Federal (or any other) income tax purposes may differ from those determined in accordance with this Agreement. Furthermore, any amount treated for Federal (or state) income tax purposes, on account of such a difference, as a contribution to capital or a distribution with respect to stock, or a combination thereof, as the case may be, shall be treated as a contribution to capital, a distribution with respect to stock, or a combination thereof, solely for Federal (or state) income tax purposes.

          IN WITNESS WHEREOF, Parent and Britt have executed this Agreement by authorized officers thereof as of the date first above written.

          MAXXAM Inc.


          By


          Britt Lumber Co., Inc.


          By